Exhibit 99.1

News Release

Weatherford Announces Fourth Quarter and Full Year 2021 Results

•Revenues of $965 million in the fourth quarter increased 15% year-over-year, full year revenue of $3.65 billion, 1% down from prior year
•Operating income in the fourth quarter totaled $33 million and adjusted EBITDA[1] totaled $154 million, or 16% adjusted EBITDA margins; full year operating income of $116 million and adjusted EBITDA of $571 million, or 16% adjusted EBITDA margins
•Cash provided by operating activities in the fourth quarter of $88 million and free cash flow[1] of $49 million;, full year cash provided by operating activities of $322 million and full year free cash flow of $278 million
•Successfully completed refinancing and debt repayment transactions and received corporate credit rating upgrade to “B-” from Standard & Poors in December 2021
•Over $1.4 billion of global commercial wins in the fourth quarter with IOC’s and NOC’s, including Saudi Aramco, ADNOC, KOC and Shell

Houston, February 16, 2021 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the fourth quarter of 2021.
Fourth quarter 2021 revenues were $965 million, an increase of 15% year-over-year and 2% sequentially. Fourth quarter 2021 operating income was $33 million compared to an operating loss of $107 million in the fourth quarter of 2020 and operating income of $71 million in the third quarter of 2021. Fourth quarter 2021 net loss was $161 million compared to $200 million in the fourth quarter of 2020 and $95 million in the third quarter of 2021.
Fourth quarter 2021 cash flows provided by operations were $88 million compared to $22 million in the fourth quarter of 2020 and $114 million in the third quarter of 2021. Capital expenditures were $41 million in the fourth quarter of 2021 compared to $54 million in the fourth quarter of 2020 and $20 million in the third quarter of 2021.
Revenues for the full year 2021 were $3.65 billion, compared to revenues of $3.69 billion in 2020. Full year operating income was $116 million compared to an operating loss of $1.5 billion in 2020. The Company’s full year 2021 net loss was $450 million compared to $1.9 billion in 2020. Full year cash flows provided by operations were $322 million, compared to $210 million in 2020. Capital expenditures for full year 2021 were $85 million, compared to $154 million in 2020.
Fourth quarter 2021:
•Adjusted EBITDA[1] of $154 million, an increase of 57% year-over-year and a decrease of 14% sequentially
•Unlevered free cash flow[1] of $147 million, an increase of $52 million year-over-year and $6 million sequentially
•Free cash flow[1] of $49 million, an increase of $72 million year-over-year and a decrease of $62 million sequentially
Full year 2021:
•Adjusted EBITDA of $571 million, an increase of $112 million, or 24%, compared to full year 2020
•Unlevered free cash flow of $547 million, an increase of $237 million, or 76%, compared to full year 2020
•Free cash flow of $278 million, an increase of $200 million compared to full year 2020

Girish Saligram, President and Chief Executive Officer, commented, “We are pleased with our fourth quarter results as we delivered another quarter of sequential revenue growth and positive free cash flow. Fourth quarter adjusted EBITDA margins of 16% were in line with expectations, despite significant supply chain bottlenecks and inflationary headwinds. Our results demonstrate the increasing traction of our strategy, as we saw revenue growth across all our reportable segments and geographies on a year-over-year basis.
We are proud of the significant achievements in 2021, as we executed on our strategic priorities, including listing on the Nasdaq, refinancing our debt, improving margins and generating free cash flow. I want to thank the Weatherford team for their dedication and hard work in making significant strides towards our goal of sustainable profitability and positive free cash flow through a full cycle.
Throughout the year our deliberate and disciplined approach to implementing actions across our focus areas enabled measurable improvements across our operating processes. We took decisive steps to reorganize our North America operations as we exited unprofitable offerings and rationalized our footprint with a returns-focused approach. We took additional steps to simplifying our organization, de-layering where necessary, and changing our operating paradigm to deliver greater efficiency and accountability company wide.
With the strong finish of 2021, we are very excited about our strategic direction as the Company is poised to perform competitively in the unfolding multi-year upcycle for the energy industry. We are entering 2022 with a growth and execution mindset, focused on further improving the Company’s fulfillment strategy, achieving profitable growth in the marketplace led by the strength of our portfolio, and building upon the incredible cost and cash successes of the last two years. The contract awards in the fourth quarter demonstrate our ability to win in the marketplace and represent a pivot from the profile of a shrinking company over the past several years to one with a directed growth trajectory that continues to deliver increasing earnings.”

Notes:
[1] EBITDA represents income before interest expense, net, loss on extinguishment, bond redemption and loss on termination of ABL credit agreement, income tax, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, impairments of long-lived assets and goodwill, restructuring expense, share-based compensation expense, as well as write-offs of property plant and equipment, right-of-use assets, and inventory. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Unlevered free cash flow is calculated as free cash flow plus cash paid for interest. EBITDA, adjusted EBITDA, free cash flow and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

Operational Highlights
•Weatherford was awarded two five-year contracts with Abu Dhabi National Oil Company with a combined value of more than $1 billion for downhole completions equipment and liner hanger systems. The Downhole Completions contract is the world's largest in this category.
•Weatherford was awarded a three-year contract from Kuwait Oil Company (“KOC”) to support its digital transformation strategy in the North Kuwait Heavy Oil field and for deploying its Integrated Enterprise Excellence Platform across KOC. The award includes instrumentation, real-time monitoring, and production optimization enabling KOC to optimize its production and workover plans.
•Saudi Aramco awarded Weatherford a five-year Tubular Running Services contract to support onshore and offshore operations. Weatherford was selected based on its technology, safety record, quality performance, and commitment to local content.
•Following successful implementation of the Weatherford Managed Pressure Drilling System, Shell awarded the Company a two-year, multi-rig contract extension for Managed Pressure Drilling operations in deep water to continue the well delivery benefits offered by this technology.
•Tourmaline awarded Weatherford a one-year contract extension for approximately 200 wells with increased scope for its completion products, backed by the deployment of Weatherford ZoneSelect® Frac Sliding Sleeves and Openhole Isolation Packers to deliver longer laterals, more stages, and higher pumping rates, while reducing overall operating costs.
•A European supermajor selected Weatherford to provide liner hanger products and services in its first Carbon Capture, Utilization, and Storage (CCUS) pilot project, as it endeavors to achieve carbon neutrality for its operations.
•Weatherford signed a global collaboration agreement with LYTT, a digitally led business backed by bp launchpad. The agreement combines LYTT’s proprietary sensing insights with Weatherford expertise in distributed fiber-optic sensing (DFOS), deployed through the industry-leading ForeSite® platform to help customers revitalize and optimize their energy assets.
•A major operator awarded Weatherford a five-year contract to deploy fiber optics and intelligent screens solutions in the North Sea. This award reinforces the Company's leadership position in delivering reservoir monitoring in the Norwegian Continental Shelf.

Liquidity
The Company maintained its focus on liquidity during the fourth quarter of 2021. Unlevered free cash flow of $147 million in the fourth quarter of 2021 improved by $52 million versus the fourth quarter of 2020, from a 57% increase in adjusted EBITDA. This is a result of the Company’s improved operating performance and disciplined spending. Fourth quarter 2021 free cash flow of $49 million improved by $72 million year-over-year and was down $62 million sequentially, primarily due to accelerated interest payments in the fourth quarter upon early redemption on certain of our long-term debt. Total cash of approximately $1.1 billion as of December 31, 2021, was down $333 million sequentially, primarily from the repayment of $200 million in principal plus interest and costs related to the early redemption of certain of our long-term debt.
Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Quarter Ended			Variance
($ in Millions)	12/31/21	09/30/21	12/31/20	Seq.		YoY
DRE Revenues	$287	$278	$214	3%		34%
DRE Segment Adjusted EBITDA	$55	56	$22	(2)%		150%
% Margin	19%	20%	10%	(90)	bps	890	bps

Fourth quarter 2021 DRE revenues of $287 million increased 34% year-over-year and 3% sequentially. The year-over-year improvement was due to higher business activity across all product lines, led by managed pressure drilling and wireline services, with significant growth internationally in the Middle East and Latin America.
DRE segment adjusted EBITDA of $55 million increased 150% year-over-year and decreased 2% sequentially. Current quarter margins of 19% improved 890 basis points year-over-year and decreased 90 basis points sequentially. The year-over-year growth was primarily driven by an improved revenues, pricing and geographic mix, which drove margin improvement across our product lines. Additionally, lower operational expenses from cost improvement initiatives and lower inventory charges, contributed to the improvement. The sequential decline was primarily due to product mix.

Well Construction and Completions (“WCC”)

	Quarter Ended			Variance
($ in Millions)	12/31/21	09/30/21	12/31/20	Seq.		YoY
WCC Revenues	$348	$345	$338	1%		3%
WCC Segment Adjusted EBITDA	$72	79	$57	(9)%		26%
% Margin	21%	23%	17%	(220)	bps	380	bps
Fourth quarter 2021 WCC revenues of $348 million increased 3% year-over-year and 1% sequentially. The sequential and year-over-year improvement was primarily due to higher business activity in cementation products, with the largest growth in North America. Additionally, year-over-year growth was driven higher by activity for tubular running services, internationally.
WCC segment adjusted EBITDA of $72 million increased 26% year-over-year and decreased 9% sequentially. Current quarter margins of 21% increased 380 basis points year-over-year and decreased 220 basis points sequentially. The year-over-year growth was primarily driven by an improved revenues mix, lower operational expenses from our cost improvement initiatives and lower inventory charges. The sequential decline was primarily due to non-repeat items in the prior quarter.
Production and Intervention (“PRI”)

	Quarter Ended			Variance
($ in Millions)	12/31/21	09/30/21	12/31/20	Seq.		YoY
PRI Revenues	$298	$292	$270	2%		10%
PRI Segment Adjusted EBITDA	$47	57	$39	(18)%		21%
% Margin	16%	20%	14%	(370)	bps	140	bps
Fourth quarter 2021 PRI revenues of $298 million increased 10% year-on-year and 2% sequentially. The year-over-year improvement on higher business activity primarily for intervention services and production automation software globally.

PRI segment adjusted EBITDA of $47 million increased 21% year-over-year and decreased 18% sequentially. Current quarter margins of 16% increased 140 basis points year-over-year and decreased 370 basis points sequentially. The year-over-year growth was primarily driven by an improved revenues mix, lower operational expenses from our cost improvement initiatives and lower inventory charges. The sequential decline was primarily due to non-repeat items in the prior quarter and the seasonal shift of products and services.

About Weatherford
Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 350 operating locations, including manufacturing, research and development, service, and training facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Thursday, February 17, 2022, to discuss the results for the fourth quarter ended December 31, 2021. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/, or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until March 3, 2022 at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 2884053. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
###
Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, segment adjusted EBITDA, adjusted EBITDA, free cash flow, unlevered free cash flow, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and fluctuations in commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Quarter Ended			Year Ended
($ in Millions, Except Per Share Amounts)	12/31/21	9/30/21	12/31/20	12/31/21	12/31/20
Revenues:
Drilling and Evaluation	$287	$278	$214	$1,066	$1,044
Well Construction and Completions	348	345	338	1,353	1,414
Production and Intervention	298	292	270	1,127	1,106
Segment Revenues	933	915	822	3,546	3,564
All Other	32	30	20	99	121
Total Revenues	965	945	842	3,645	3,685

Segment Adjusted EBITDA:
Drilling and Evaluation	$55	$56	$22	$186	$132
Well Construction and Completions	72	79	57	256	273
Production and Intervention	47	57	39	191	154
Segment Adjusted EBITDA [1]	174	192	118	633	559
Corporate and Other [2]	(20)	(13)	(20)	(62)	(100)
Total Adjusted EBITDA	154	179	98	571	459
Depreciation and Amortization	(103)	(112)	(116)	(440)	(503)
Share-based Compensation Expense	(12)	(4)	—	(25)	—
Other Adjustments [3]	(6)	8	(89)	10	(1,442)
Total Operating Income (Loss)	33	71	(107)	116	(1,486)
Other Income (Expense):
Interest Expense, Net	(49)	(69)	(70)	(260)	(251)
Loss on Extinguishment of Debt and Bond Redemption Premium	(111)	(59)	—	(170)	—
Loss on Termination of ABL Credit Agreement [4]	—	—	—	—	(15)
Other Expense, Net	(10)	(4)	3	(29)	(62)
Loss Before Income Taxes	(137)	(61)	(174)	(343)	(1,814)
Income Tax Provision	(20)	(28)	(21)	(86)	(85)
Net Loss	(157)	(89)	(195)	(429)	(1,899)
Net Income Attributable to Noncontrolling Interests	4	6	5	21	22
Net Loss Attributable to Weatherford	$(161)	$(95)	$(200)	$(450)	$(1,921)

Basic and Diluted Loss Per Share	$(2.30)	$(1.36)	$(2.87)	$(6.43)	$(27.44)
Basic and Diluted Weighted Average Shares Outstanding	70	70	70	70	70
[1]Segment adjusted EBITDA is our primary measure of segment profitability and is based on segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]Corporate and other includes business activities related to all other segments (profit and loss), corporate and other expenses (overhead support and centrally managed or shared facilities costs) that do not individually meet the criteria for segment reporting.
[3]Other adjustments include goodwill and long-lived asset impairments, restructuring charges, prepetition charges, gain on sale of businesses and other charges and credits, net as applicable to the periods presented. In 2020, the segment adjusted EBITDA of Well Construction and Completions included a $12 million gain on sale of operational assets.
[4]Loss on termination of ABL credit agreement was included in “Interest Expense Net” in 2020, which has been reclassified to be presented on a consistent basis with 2021.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	12/31/2021	12/31/2020
Assets:
Cash and Cash Equivalents	$951	$1,118
Restricted Cash	162	167
Accounts Receivable, Net	825	826
Inventories, Net	670	717

Property, Plant and Equipment, Net	996	1,236
Intangibles, Net	657	810

Liabilities:
Accounts Payable	380	325
Accrued Salaries and Benefits	343	297
Short-term Borrowings and Current Portion of Long-term Debt	12	13
Long-term Debt	2,416	2,601

Shareholders’ Equity:
Total Shareholders’ Equity	496	937

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	12	13
Long-term Debt	2,416	2,601
Less: Cash and Cash Equivalents	951	1,118
Less: Restricted Cash	162	167
Net Debt [1]	$1,315	$1,329
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Quarter Ended			Year Ended
($ in Millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Cash Flows From Operating Activities:
Net Loss	$(157)	$(89)	$(195)	$(429)	$(1,899)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depreciation and Amortization	103	112	116	440	503
Bond Redemption Premium and Loss on Extinguishment of Debt	111	59	—	170	—
Impairment of Long-Lived Assets and Goodwill	—	—	—	—	1,053
Inventory Charges	12	11	44	62	210
Loss on Termination of ABL Credit Agreement	—	—	—	—	15
Asset Write-Downs and Other Charges	—	—	47	—	60
(Gain) Loss on Disposition of Assets	—	(9)	—	(22)	2
Deferred Income Tax Provision (Benefit)	(25)	9	(15)	(10)	(5)
Share-Based Compensation	12	4	—	25	—
Working Capital [1]	14	(54)	86	32	192
Other Operating Activities [2]	18	71	(61)	54	79
Net Cash Provided By Operating Activities	88	114	22	322	210

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(41)	(20)	(54)	(85)	(154)
Proceeds from Disposition of Assets	2	17	9	41	22
Proceeds (Payments) for Other Investing Activities	(42)	3	35	(39)	57
Net Cash Provided By (Used In) Investing Activities	(81)	—	(10)	(83)	(75)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	1,582	491	(4)	2,073	453
Repayments of Long-term Debt	(1,803)	(505)	(2)	(2,313)	(9)
Borrowings (Repayments) of Short-term Debt, Net	—	—	(5)	(4)	(27)
Bond Redemption Premium	(109)	(22)	—	(131)	—
Other Financing Activities	(8)	(14)	(17)	(28)	(69)
Net Cash Provided By (Used In) Financing Activities	$(338)	$(50)	$(28)	$(403)	$348

Free Cash Flow[3]:
Net Cash Provided by Operating Activities	88	114	22	322	210
Capital Expenditures for Property, Plant and Equipment	(41)	(20)	(54)	(85)	(154)
Proceeds from Disposition of Assets	2	17	9	41	22
Free Cash Flow [3]	$49	$111	$(23)	$278	$78
[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended			Year Ended
	12/31/21	9/30/21	12/31/20	12/31/21	12/31/20
Operating Income (Loss):
GAAP Operating Income (Loss)	$33	$71	$(107)	$116	$(1,486)
Impairments and Other Charges (Credits)	6	(8)	(3)	(10)	1,224
Restructuring Charges	—	—	92	—	206
Operating Non-GAAP Adjustments	6	(8)	89	(10)	1,430
Non-GAAP Adjusted Operating Income (Loss)	$39	$63	$(18)	$106	$(56)

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(137)	$(61)	$(174)	$(343)	$(1,814)
Operating Non-GAAP Adjustments	6	(8)	89	(10)	1,430
Loss on Extinguishment of Debt, Bond Redemption Premium and Loss on Termination of ABL Credit Agreement [1]	111	59	—	170	15
Reorganization Items [2]	—	—	—	—	9
Non-GAAP Adjustments Before Taxes	117	51	89	160	1,454
Non-GAAP Loss Before Income Taxes	$(20)	$(10)	$(85)	$(183)	$(360)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(20)	$(28)	$(21)	$(86)	$(85)
Tax Effect on Non-GAAP Adjustments	—	—	(3)	—	(15)
Non-GAAP Provision for Income Taxes	$(20)	$(28)	$(24)	$(86)	$(100)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(161)	$(95)	$(200)	$(450)	$(1,921)
Non-GAAP Adjustments, net of tax	117	51	86	160	1,439
Non-GAAP Net Loss	$(44)	$(44)	$(114)	$(290)	$(482)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(2.30)	$(1.36)	$(2.87)	$(6.43)	$(27.44)
Non-GAAP Adjustments, net of tax	1.67	0.73	1.24	2.29	20.55
Non-GAAP Diluted Loss per Share	$(0.63)	$(0.63)	$(1.63)	$(4.14)	$(6.89)

[1]Loss on termination of ABL credit agreement of $15 million was included in “Interest Expense Net” in 2020, which has been reclassified to be presented on a consistent basis with 2021.
[2]Reorganization items is included in “Other Expense, Net” on the Selected Statements of Operations table.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Loss to Adjusted EBITDA (Unaudited)

	Quarter Ended			Year Ended
($ in Millions)	12/31/21	9/30/21	12/31/20	12/31/21	12/31/20
Net Loss Attributable to Weatherford	$(161)	$(95)	$(200)	$(450)	$(1,921)
Net Income Attributable to Noncontrolling Interests	4	6	5	21	22
Net Loss	(157)	(89)	(195)	(429)	(1,899)
Interest Expense, Net	49	69	70	260	251
Loss on Extinguishment of Debt, Bond Redemption Premium and Loss on Termination of ABL Credit Agreement	111	59	—	170	15
Income Tax Provision	20	28	21	86	85
Depreciation and Amortization	103	112	116	440	503
EBITDA	126	179	12	527	(1,045)

Other Adjustments:
Impairments and Other Charges (Credits) [1]	6	(8)	(3)	(10)	1,236
Restructuring Charges	—	—	92	—	206
Share-Based Compensation	12	4	—	25	—
Other Expense, Net [2]	10	4	(3)	29	62
Adjusted EBITDA	$154	$179	$98	$571	$459

[1]Impairments and Other Charges (Credits) for Adjusted EBITDA excludes a $12 million Gain on Sale of Operational Assets in 2020.
[2]Reorganization Items in 2020 is included in “Other Expense, Net”.

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Quarter Ended			Year Ended
($ in Millions)	12/31/21	9/30/21	12/31/20	12/31/21	12/31/20
Adjusted EBITDA	$154	$179	$98	$571	$459
Cash From (Used) for Working Capital	14	(54)	86	32	192
Capital Expenditures for Property, Plant and Equipment	(41)	(20)	(54)	(85)	(154)
Cash Paid for Taxes	(18)	(12)	(19)	(62)	(79)
Cash Paid for Severance and Restructuring	(4)	(5)	(28)	(30)	(137)
Proceeds from Disposition of Assets	2	17	9	41	22
E&O Inventory Charges	12	11	29	55	57
Increase (Decrease) in Accruals, Net [3]	28	25	(26)	25	(50)
Unlevered Free Cash Flow [4]	$147	$141	$95	$547	$310
Cash Paid for Interest	(98)	(30)	(118)	(269)	(232)
Free Cash Flow [5]	$49	$111	$(23)	$278	$78
[3]Increase (Decrease) in Accruals, Net primarily includes accruals for net employee benefits, net payments for leases, change in our allowance for credit losses and foreign currency exchange impact.
[4]Unlevered free cash flow is calculated as free cash flow plus cash paid for interest.
[5]Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.